Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Strong Third Quarter 2008 Results

Conshohocken, PA – (Business Wire) – October 30, 2008 – CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the quarter ended September 30, 2008.

Q3 2008 Highlights

•                  Revenues of $31.2 million, up 52.1% compared to $20.5 million in the same period last year

•                  Gross margin of 67.9%, compared to 65.4% in the same period last year

•                  Adjusted operating margin of 13.7%, excluding one-time charges, in the third quarter 2008(1A) compared to 7.5% in the third quarter 2007;  GAAP operating margin of 4.6% in the third quarter 2008 compared to 7.5% in the same period last year

•                  Secured a new direct contract with Humana, a large healthcare third-party payor, representing 11 million lives, bringing the total number of lives covered by the CardioNet System to 190 million covered by 194 commercial contracts and Medicare

•                  Launched enhanced atrial fibrillation (“AF”) reporting package, providing physicians a comprehensive tool with which to better diagnose, manage and treat AF patients

•                  In early October, received CPT codes from the American Medical Association (“AMA”) for the CardioNet System, representing a major milestone for the Company and simplifying reimbursement for physicians

President and CEO Commentary

Arie Cohen, President and CEO, commented: “Our strong third quarter results demonstrate our continued success in driving adoption of the CardioNet System in the physician community.  With only 6% penetration in the $2 billion cardiac arrhythmia monitoring market, we see a significant growth opportunity for the Company.  Our growth strategy is centered on educating physicians and payors on the superior diagnostic yield obtained with our system, demonstrated to be 3x higher versus event monitoring.  This superior diagnostic yield translates into meaningful benefits for patients and reduced healthcare costs.  A recent example is the launch of our enhanced reporting package for atrial fibrillation, providing physicians with improved capabilities in diagnosing, treating and managing AF patients through a state-of-the art technology designed specifically for this common and potentially life threatening arrhythmia.

“National private payors continue to recognize the clinical superiority of the CardioNet System compared to event monitors and the benefits it offers to patients and physicians. In September, we received further validation of these benefits when we executed a contract with Humana for an additional 11 million covered lives, bringing the total number of covered lives added during the year to 32 million under 27 new contracts.  We are pleased to announce that the CardioNet System is now available to 190 million people covered by commercial payors and Medicare.  We also received positive news related to national reimbursement in early October when the AMA assigned dedicated CPT codes for the CardioNet System.  When made effective on January 1, 2009, we believe these specific codes will simplify the billing process for physicians and provide incremental support for coverage from commercial payors.

“During the quarter, our corporate headquarters was impacted by a local fire that caused water and electrical damage and temporarily displaced our operations for one week.  I would like to commend our dedicated employees for their diligence and tireless effort during this time.  Our business continuation plan allowed us to seamlessly work through the situation with no disruptions to our patient monitoring operations.”

Financial Results

Revenues for the third quarter of 2008 increased to $31.2 million compared to $20.5 million in the third quarter of 2007, an increase of $10.7 million, or 52.1%. Revenues for the nine months ended September 30, 2008 increased to $86.0 million compared to $49.0 million in the comparable period in the prior year. After taking into account the acquisition of PDSHeart, Inc. (“PDSHeart”), which the Company acquired in March 2007, revenue in the first nine months of 2008 increased 62.0% to $86.0 million compared to $53.1 million in the same period last year(1B).

Gross profit increased to $21.2 million in the third quarter of 2008, or 67.9% of revenues, compared to $13.4 million in the third quarter of 2007, or 65.4% of revenues. The 67.9% gross margin in third quarter of 2008 also compares favorably to the 66.5% gross margin in the second quarter of 2008. For the first nine months of 2008, gross profit increased to $56.7 million, or 65.9% of revenues, compared to $32.2 million, or 65.7% of revenues, in the comparable period in the prior year. After taking into account the acquisition of PDSHeart, the 65.9% gross profit in the year to date period compares to 65.2% gross profit in the same period last year, an increase of 70 basis points(1B).

On a GAAP basis, operating income was $1.4 million in the third quarter of 2008 compared to $1.5 million in the third quarter of 2007. Excluding $1.1 million of expense related to previously announced departures from the Company’s Board of Directors, $0.9 million of expense related to the integration of PDSHeart and other restructuring efforts, and $0.9 million of expense related to the Company’s recent secondary offering(1A), adjusted operating income increased to $4.3 million in the third quarter of 2008, or 13.7% of revenue, compared to $1.5 million, or 7.5% of revenue, in the third quarter of 2007.

On a GAAP basis, operating income for the year to date period increased to $3.3 million compared to an operating loss of $1.7 million in the comparable period in the prior year. Excluding the impact of $4.8 million of integration, restructuring and other nonrecurring charges(1A), adjusted operating income increased to $8.1 million in the first nine months of 2008, or 9.4% of revenue, compared to an operating loss of $1.7 million in the first nine months of 2007.

Marty Galvan remarked:  “It is important to note that our third quarter operating results were not affected by the fire and we believe that the fire will not have a negative impact on our overall operations for the year.  However, as we diverted internal resources to focus on patient care and to ensure that there were no interruptions in service, we did experience a slowdown in our cash collections.  This situation has been alleviated and we expect to fully recover cash collections by year end.”

Net income for the third quarter of 2008 was $1.0 million, or $0.04 per diluted share, compared to $1.8 million, or $0.11 per diluted share, for the same period last year. Adjusted net income for the third quarter of 2008 increased to $2.6 million, excluding the impact of integration, restructuring and other nonrecurring charges(1A), compared to $1.8 million, for the same period last year.  Adjusted earnings per diluted share for the third quarter of 2008 was $0.11 per diluted share excluding the impact of integration, restructuring and other nonrecurring charges(1A), which was the same as the third quarter 2007.

Net income for the first nine months of 2008 increased to $2.3 million, or $0.10 per diluted share, compared to a net loss of $2.5 million, or a loss of $0.82 per diluted share, for the first nine months of 2007. Adjusted net income for the first nine months of 2008 increased to $5.0 million, or $0.23 per diluted share, excluding the impact of integration, restructuring and other nonrecurring charges(1A), compared to a net loss of $2.5 million, or a loss of $0.82 per diluted share, for the same period last year.

On a GAAP basis, net income available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $1.0 million, or $0.04 per diluted share, for the third quarter of 2008, compared to a net loss of $0.9 million, or a loss of $0.30 per diluted share, for the third quarter of 2007.

On a GAAP basis, net loss available to common shareholders for the nine month period ending September 30, 2008 was $0.3 million, or a loss of $0.02 per diluted share, compared to a loss of $8.0 million, or a loss of $2.70 per diluted share, for the same period last year. The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

Marty Galvan noted:  “Based on our performance through the first nine months of the year, we are reaffirming our 2008 revenue guidance of $117 to $120 million.  In addition, the strength of our results in the third quarter increases our level of comfort toward the high-end of that range.  We expect to continue making investments in the business and are focused on building the infrastructure necessary to support our growth in 2009 and beyond.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Thursday, October 30, 2008, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 40141982.

CardioNet, Inc. is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias with a solution that it markets as the CardioNet System.  More information can be found at www.cardionet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our continued success in driving adoption among physicians, the impact of the effectiveness of dedicated CPT codes in January 2009, the impact of our recent fire on our operations and business, ability to deliver sustained revenue and earnings growth, the momentum in payor acceptance, the ability of our products and services to deliver superior clinical outcomes and reduced heath care costs, our ability to increase our market penetration, the size of our potential markets and growth opportunities, our ability to leverage our platform for other applications and markets, our expectations with respect to our revenue mix or the continued shift from legacy products to the CardioNet System, our expectations with respect to future financial performance in our business, expectations with respect to future investments, our outlook for our businesses, our 2008 revenue target, our prospects for continued growth and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of PDSHeart, the continued implementation of our restructuring plans, sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	September 30, 2008	September 30, 2007

Revenues	$31,223	$20,530
Cost of revenues	10,014	7,100
Gross profit	21,209	13,430
Gross profit %	67.9%	65.4%

Operating expenses:
Research and development expense	943	810
General and administrative expense	10,511	6,902
Sales and marketing expense	5,216	3,937
Amortization of intangibles	246	246
Integration, restructuring and other nonrecurring charges	2,859	—
Total operating expenses	19,775	11,895

Operating income	1,434	1,535
Interest income, net	323	273

Income before income taxes	1,757	1,808
Provision for income taxes	(770)	—
Net income	$987	$1,808
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,743)
Net income (loss) available to common shareholders	$987	$(935)

Earnings (loss) per share:
Basic	$0.04	$(0.30)
Diluted	$0.04	$(0.30)

Weighted average shares outstanding:
Basic	23,171	3,072
Diluted	24,039	3,072

	Nine Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	September 30, 2008	September 30, 2007

Revenues	$86,026	$49,049
Cost of revenues	29,367	16,843
Gross profit	56,659	32,206
Gross profit %	65.9%	65.7%

Operating expenses:
Research and development expense	3,015	2,820
General and administrative expense	29,101	18,876
Sales and marketing expense	15,743	11,633
Amortization of intangibles	738	553
Integration, restructuring and other nonrecurring charges	4,775	—
Total operating expenses	53,372	33,882

Operating income (loss)	3,287	(1,676)
Interest income (expense), net	702	(774)

Income (loss) before income taxes	3,989	(2,450)
Provision for income taxes	(1,710)	—
Net income (loss)	$2,279	$(2,450)
Dividends on and accretion of mandatorily redeemable convertible preferred stock	(2,597)	(5,587)
Net (loss) available to common shareholders	$(318)	$(8,037)

Earnings (loss) per share:
Basic and Diluted	$(0.02)	$(2.70)

Weighted average shares outstanding:
Basic and Diluted	16,644	2,982

The following table presents detail of the stock-based compensation expense that is included in each functional line item in the Condensed Statement of Operations above (000’s):

	Three Months Ended
	(unaudited)
Stock based compensation expense (In Thousands)	September 30, 2008	September 30, 2007

Stock based compensation expense included in:
Cost of revenues	$8	$7
Research and development expense	18	6
General and administrative expense	807	62
Sales and marketing expense	125	45
Integration, restructuring and other nonrecurring charges	768	—

Total stock based compensation expense	$1,726	$120

	Nine Months Ended
	(unaudited)
Stock based compensation expense (In Thousands)	September 30, 2008	September 30, 2007 (a)

Stock based compensation expense included in:
Cost of revenues	$23	$7
Research and development expense	50	6
General and administrative expense	1,273	262
Sales and marketing expense	363	45
Integration, restructuring and other nonrecurring charges	768	—

Total stock based compensation expense	$2,477	$320

(a)          We began assigning stock compensation expense to the individual cost centers in the third quarter of 2007.  Prior to the third quarter, all stock compensation expense was recorded under general and administrative.

Summary Consolidated Balance Sheet Data (In Thousands)	September 30, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$56,292	$18,091
Accounts receivable, net	35,851	22,854
Working capital	72,909	29,375
Total assets	164,439	103,040
Total debt	152	2,744
Mandatorily redeemable convertible preferred stock	—	115,302
Total shareholders’ equity (deficit)	141,574	(26,865)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the tables set forth below reconcile certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

(1A)           The following tables reconcile certain financial measures used in this press release that were not calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2008	September 30, 2007
Operating income – GAAP	$1,434	$1,535
Integration, restructuring and other nonrecurring charges (a)	2,859	—
Adjusted operating income	$4,293	$1,535

Net income (loss) available to common shareholders – GAAP	$987	$(935)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,743
Net income – GAAP	$987	$1,808
Integration, restructuring and other nonrecurring charges (net of income taxes of $1,253) (a)	1,606	—
Adjusted net income	$2,593	$1,808

Diluted earnings (loss) per share – GAAP	$0.04	$(0.30)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and Integration, restructuring and other nonrecurring charges per share (a)	0.07	0.41
Adjusted diluted earnings per share	$0.11	$0.11

(a)  In the third quarter of 2008, we incurred $2.9 million of integration, restructuring and other nonrecurring charges.

	Nine Months Ended
	(unaudited)
	September 30, 2008	September 30, 2007
Operating income (loss) – GAAP	$3,287	$(1,676)
Integration, restructuring and other nonrecurring charges (a)	4,775	—
Adjusted operating income (loss)	$8,062	$(1,676)

Net (loss) available to common shareholders – GAAP	$(318)	$(8,037)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	2,597	5,587
Net income (loss) – GAAP	$2,279	$(2,450)
Integration, restructuring and other nonrecurring charges (net of income taxes of $2,047) (a)	2,728	—
Adjusted net income (loss)	$5,007	$(2,450)

Diluted (loss) per share – GAAP	$(0.02)	$(2.70)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and integration, restructuring and other nonrecurring charges per share (a)	0.25	1.88
Adjusted diluted earnings (loss) per share	$0.23	$(0.82)

(a)          For the nine month period ending September 30, 2008, we incurred $3.8 million of integration, restructuring and other nonrecurring charges and $1.0 million of expense related to the resolution of litigation.

(1B)             The following table provides a reconciliation of year to date 2007 results as if the PDSHeart acquisition had been completed as of January 1, 2007.

Nine Months Ended
(unaudited)
September 30, 2007

Total revenue – GAAP	$49,049

PDSHeart revenue prior to acquisition – January 1 to March 7, 2007	4,069
Adjusted revenue	$53,118

Total gross profit – GAAP	$32,206

PDSHeart gross profit prior to acquisition – January 1 to March 7, 2007	2,423
Adjusted gross profit	$34,629
Adjusted gross profit %	65.2%